Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports Fourth Quarter and Full Year 2014 Financial Results and Provides Corporate Update

Management to host webcast and conference call today at 4:30 p.m. EST

CHAPEL HILL, N.C. – February 25, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter and year ended December 31, 2014 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 4:30 p.m. EST.

Fourth Quarter 2014 and Recent Corporate Highlights

•	In November 2014, Cempra received authorization for the next phase of its existing contract with the Biomedical Advanced Research and Development Authority (BARDA). The authorization will make available funding of $16.0 million for two clinical studies of solithromycin in pediatric patients aged newborn to 17 years. Subjects enrolled in the study may receive intravenous, oral suspension or oral capsule formulations of solithromycin.

•	On December 18, 2014, Cempra’s management met with the FDA to discuss the U.S. regulatory pathway for Taksta™. The outcome from this positive meeting is that Cempra has begun planning a Phase 3 registration trial in refractory bone and joint infection. At the FDA’s suggestion, the clinical program will be augmented with a Phase 3 trial in acute bacterial skin and skin structure infection (ABSSSI).

•	In January 2015, the company reported positive topline results from Solitaire-Oral, a global, pivotal Phase 3 clinical trial of solithromycin oral capsules in community acquired bacterial pneumonia (CABP). Solithromycin met the primary objective of statistical non-inferiority of the early clinical response at 72 hours after initiation of therapy compared to moxifloxacin in the intent-to-treat (ITT) population. Solithromycin also met the secondary objectives of non-inferiority in clinical success at the short term follow up visit, 5-10 days after the end of therapy in the ITT, mITT (ITT population with microbial isolates) and clinically evaluable populations. The company plans to present additional data from the Solitaire-Oral study at upcoming scientific meetings.

•	Cempra completed a public offering of 6,037,500 shares of common stock in January 2015 at $24.50 per share, inclusive of the full exercise by the underwriters to purchase additional shares at the public offering price. Net proceeds from the offering totaled $138.7 million after underwriting discounts and commissions and other offering expenses.

“While 2014 was a year of great progress for Cempra, 2015 is off to a solid beginning following our recent announcement of positive Solitaire-Oral Phase 3 results and our successful follow-on equity offering,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “Currently we are focused on our ongoing clinical development priorities, including the enrollment of our Phase 3 Solitaire-IV and Solitaire-U trials, as well as the initiation of a Phase 3 program for Taksta in the potential orphan indication of refractory bone and joint infections.”

Upcoming Clinical Development Milestones

Solithromycin

•	April 2015: Provide update on the timing of patient enrollment completion for the Phase 3 Solitaire-IV clinical trial.

•	Solitaire-U: Patient enrollment for Phase 3 continues. We expect to complete this trial and submit at the same time as our CABP submission.

•	2015: Initiate a Phase 2 trial in COPD.

•	2015: Initiate a Phase 2 trial in NASH.

Taksta

•	2015: Initiate Phase 3 development of Taksta in refractory bone and joint infections and finalize protocol in acute bacterial skin and skin structure infections.

Financial Results for the Three Months and Year Ended December 31, 2014

For the quarter ended December 31, 2014, Cempra reported a net loss of $16.9 million, or $0.46 per share, compared to a net loss of $16.8 million, or $0.51 per share, for the same period in 2013. Research and development expense in the quarter ended December 31, 2014, was $15.3 million, a decrease of 2.5% compared to the same quarter in 2013. The slightly lower R&D expense was primarily due to the completion of the Phase 3 oral solithromycin trial, offset by costs related to the Phase 3 IV to oral trial and the Phase 3 gonorrhea trial. General and administrative expense was $3.4 million, a 36% increase compared to the quarter ended December 31, 2013, driven primarily by increased franchise taxes and the initial efforts in our pre-commercial activities.

For the year ended December 31, 2014, Cempra reported a net loss of $61.6 million, or $1.81 per share, compared to a net loss of $45.0 million, or $1.53 per share, for the year ended December 31, 2013. Research and development expense was $62.5 million, an increase of 51% compared to the year ended December 31, 2013. The increase was primarily due to increased clinical trial activities. General and administrative expense was $12.1 million, a 29% increase compared to the year ended December 31, 2013.

As of December 31, 2014, Cempra had cash and equivalents of $99.1 million and 37.5 million shares outstanding. The December 31, 2014, cash and equivalents balance and shares outstanding do not reflect the net proceeds received and shares issued during the company’s January 2015 public offering of common stock.

Financial Guidance

After giving effect to the net proceeds of the January 2015 offering, the company’s current cash and equivalents are expected to be sufficient to fund ongoing operations into 2017, assuming continued timely receipts under the BARDA contract and receipt of expected milestone payments from Toyama. This projection does not include any funds from new financings or partnerships or the costs of commercial launch.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 4:30 p.m. EST today. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers. A live webcast of the call will be available from the investor relations sections of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number: 84387759.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and equivalents	$99,113	$96,503
Receivables	2,350	1,626
Prepaid expenses	3,388	408

Total current assets	104,851	98,537

Furniture, fixtures and equipment, net	113	138
Deposits	346	333

Total assets	$105,310	$99,008
Liabilities
Current liabilities
Accounts payable	$11,894	$6,274
Accrued expenses	1,002	392
Accrued payroll and benefits	1,596	1,043
Deferred revenue	—	32
Warrant liability	—	920
Current portion of long-term debt	3,594	2,201

Total current liabilities	18,086	10,862

Deferred revenue	11,326	5,633
Long-term debt	14,878	12,538

Total liabilities	$44,290	$29,033

Commitments and Contingencies

Shareholders’ Equity (Deficit)

Common stock	37	33
Additional paid-in capital	288,893	236,202
Accumulated deficit	(227,910)	(166,260)

Total shareholders’ equity	61,020	69,975

Total liabilities and shareholders’ equity	$105,310	$99,008

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Twelve Months Ended December 31,
	2014	2013
Revenues	$15,216	$7,813

Operating Expenses
R&D	62,539	41,300
G&A	12,077	9,433

Total Operating Expenses	74,616	50,733

Loss from operations	(59,400)	(42,920)

Other income (expense), net	(2,249)	(2,115)

Net loss and comprehensive loss	(61,649)	(45,035)

Net loss attributable to common shareholders	$(61,649)	$(45,035)

Basic and diluted net loss per share	$(1.81)	$(1.53)
Basic and diluted weighted avg shs	34,131	29,450

	Three Months Ended December 31,
	2014	2013
Revenues	$2,470	$2,073

Operating Expenses
R&D	15,305	15,683
G&A	3,429	2,538

Total Operating Expenses	18,734	18,221

Loss from operations	(16,264)	(16,148)

Other income (expense), net	(631)	(682)

Net loss and comprehensive loss	(16,895)	(16,830)

Net loss attributable to common shareholders	$(16,895)	$(16,830)

Basic and diluted net loss per share	$(0.46)	$(0.51)
Basic and diluted weighted avg shs	36,493	33,197

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

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